ChoiceOne Financial Services, Inc. 10-Q

Exhibit 24.1

LIMITED POWER OF ATTORNEY

The undersigned, in his or her capacity as an officer of ChoiceOne Financial Services, Inc., does hereby appoint James A. Bosserd, Mary J. Johnson and Thomas Lampen, or any of them, his or her attorneys or attorney, with full power of substitution, to execute in his or her name a Quarterly Report of ChoiceOne Financial Services, Inc. on Form 10-Q for the quarter ended June 30, 2014, and any amendments to that report, and to file it with the Securities and Exchange Commission. Each attorney shall have power and authority to do and perform in the name and on behalf of the undersigned, in any and all capacities, every act to be done in the premises as fully and to all intents and purposes as the undersigned could do in person, and the undersigned hereby ratifies and approves the acts of such attorneys.

Dated:	August 13, 2014	/s/ James A. Bosserd
(signature)

James A. Bosserd
(type or print name)